                   [Jaffe, Raitt, Heuer & Weiss Letterhead]         Exhibit 5.1


                               February 18, 2000


coolsavings.com inc.
8755 West Higgins Road
Suite 100
Chicago, Illinois 60631

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as counsel to coolsavinigs.com inc., a Michigan corporation (the "Company"), in connection with the proposed offering of shares of Common Stock ("Common Stock") by the Company, as described in the Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 14, 2000 (together with all amendments thereto, the "Registration Statement").

     We are attorneys admitted to practice in the State of Michigan. Accordingly, we express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Michigan.

     Based upon and subject to the foregoing, it is our opinion that the shares of Common Stock to be offered under the Registration Statement have been duly authorized and, upon the sale thereof in the manner referred to in the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement.

                              Very truly yours,

                         JAFFE, RAITT, HEUER & WEISS
                           Professional Corporation



                                    /s/ Jaffe, Raitt, Heuer & Weiss
                                    ---------------------------------------